         As filed with the Securities and Exchange Commission on April 1, 1997
                                                 Registration No:___________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                             JMAR INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)


           DELAWARE                                   3845                                  68-0131180
(STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER IDENTIFICATION
        INCORPORATION)                     CLASSIFICATION CODE NUMBER)                        NUMBER)

                           3956 Sorrento Valley Blvd.
                          San Diego, California 92121
                                 (619) 535-1706

   (Address including zip code and telephone number, including area code of
        Registrant's principal executive offices and principal place of business)

                              Dennis E. Valentine
                            Chief Financial Officer
                           3956 Sorrento Valley Blvd.
                              San Diego, CA  92121
                                 (619) 535-1706

 (Name, address, including zip code and telephone number, including area code, of agent for service)

                                   Copies to
                            Joseph G. Martinez, Esq.
                  Parker, Milliken, Clark, O'Hara & Samuelian
                            Professional Corporation
                    333 S. Hope Street, Twenty Seventh Floor
                      Los Angeles, California  90071-1488
                                 (213) 683-6500
                                ---------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
 Title of each Class        Amount to be           Proposed Maximum          Proposed Maximum          Amount of
 of Securities to be       Registered (1)         Offering Price Per        Aggregate Offering       Registration
     Registered                                        Share (2)                 Price (2)                Fee
------------------------------------------------------------------------------------------------------------------
Common Stock                  2,055,477                   $2.41                  $4,953,700            $1,501.12
==================================================================================================================

(1) Pursuant to Rule 416, the Registration Statement also relates to an indeterminate number of Common Stock issuable upon the exercise of warrants held by the Selling Shareholders pursuant to provisions which provide for a change in the amount of the Common Stock issuable thereunder to prevent dilution resulting from stock splits, stock dividends or similar transactions, which shares of Common Stock are registered hereunder.

(2) Calculated solely for purposes of determining the registration fee and based on the average of the high and low prices for the Common Stock securities on March 27, 1997, as reported on NASDAQ.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereunder become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS
                             JMAR INDUSTRIES, INC.

                                2,055,477 Shares
                                of Common Stock
                                ________________


         This Prospectus relates to the sale by certain persons (the "Selling Stockholders") of 2,055,477 shares of common stock, $.01 par value per share (the "Common Stock"), of JMAR Industries, Inc., a Delaware corporation (the "Company"). See "Selling Stockholders". The Company is not offering any shares hereunder and will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Certain of the shares offered hereby are issuable under outstanding warrants held by the Selling Stockholders. The Company will receive proceeds represented by the exercise price of such warrants if exercised by the holders thereof. All of the securities registered hereunder were issued in May, 1996 to the former shareholders of California ASIC, Inc. See "Prospectus Summary -- The Offering." It is anticipated that the Selling Stockholders will offer such shares from time to time in the over-the-counter market at the then prevailing market prices and terms or in negotiated transactions and without the payment of any underwriting discounts or commissions, except for usual and customary selling commissions paid to brokers or dealers. The Selling Stockholders also may sell such shares from time to time pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Act").

         The Common Stock is traded on the National Association of Securities Dealers Automated Quotation System National Market System ("NASDAQ - NMS") under the symbol "JMAR". The closing price for the Common Stock as reported by NASDAQ was $2.44 on March 27, 1997.


THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGES 5-8 OF THIS PROSPECTUS FOR A DESCRIPTION OF SEVERAL RISK FACTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Company has agreed to bear all of the expenses (other than selling commissions and fees and expenses of counsel or other advisors to certain of the Selling Stockholders) in connection with the registration and sale of the Common Stock being offered by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution." The Company has also agreed to indemnify certain of the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933. The total expenses to be paid by the Company for this offering are estimated at $14,000.

                 The date of this Prospectus is _______________

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files regular reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices: Los Angeles Regional Office, 5757 Wilshire Blvd., Suite 500 East, Los Angeles, California 90036-3648; Chicago Regional Office, Everett McKinley Dirksen Building, 219 S. Dearborn Street, Room 1704, Chicago, Illinois 60604; New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Website that contains reports, proxy statements and other information filed by the Company located at http://www.sec.gov

         The Company's Common Stock, Class A Warrants and Units are quoted on the NASDAQ System. Any such reports, proxy statements or other information filed by the Company can also be inspected at the offices of the NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006-1500.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents (or specified portions thereof) filed with the Commission by the Company are incorporated by reference herein as of their respective dates and are made a part hereof:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         (b) The description of Common Stock contained in "Description of Securities" in the Company's Registration Statement on Form 8-A, dated April 3, 1990, as amended on a Form 8, dated April 9, 1990, filed pursuant to Section 12(b) of the Exchange Act;

         (c)     The Company's Form 8-K, filed May 31, 1996, pursuant to
                 Section 13(a) under the Securities Act of 1934 describing the acquisition of approximately 94 percent of the outstanding common stock of California ASIC Technical Services, Inc. and the Company's Form 8-K/A, filed August 6, 1996 related thereto.

         (d)     The Company's Form 8-K, filed January 15, 1997, pursuant to
                 Section 13(a) under the Securities Act of 1934 describing the Escrow and Agreement of Settlement and General Release between the Registrant and Atlantic American Holding Company Limited.

         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities hereby shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents that have been incorporated herein by reference, except for the exhibits to such documents which are not specifically incorporated herein by reference. Requests should be directed to Corporate Secretary, JMAR Industries, Inc., 3956 Sorrento Valley Blvd., San Diego, California 92121; (619) 535-1706.

                               PROSPECTUS SUMMARY

         The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information included herein and incorporated herein by reference.

                                  THE COMPANY

         JMAR Industries, Inc. (the "Company" or "JMAR") develops and manufactures a wide range of precision measurement and manufacturing systems based on the application of advanced precision light sources, including lasers. The Company also employs lasers to manufacture specialty semiconductors and is actively engaged in the development of X-ray lithography, an enabling technology for the development of future generations of high-performance semiconductors. JMAR operates through three divisions located in Southern
California:

         PACIFIC PRECISION LABORATORIES ("PPL"), the Company's equipment manufacturing division is located in Chatsworth, California, northwest of Los Angeles where JMAR's core product lines are produced. These currently include:
Test and Measurement Systems - non-contact systems to measure and inspect microelectronics (primarily semiconductors and disk drives) parts for both quality assurance and process control purposes; Motion Control and Positioning Systems - to improve the precision of microelectronics manufacturing; and Laser Processing Systems - which perform the highly precise welding, trimming and cutting required by the microelectronics and medical implant industries.

         CALIFORNIA ASIC ("CAL ASIC"), the Company's newly established quick-turn semiconductor design and fabrication operation located south of Los Angeles in Irvine.

         JMAR TECHNOLOGY CO. ("JTC"), the Company's research and development center in San Diego where JMAR technologists conceive the products of tomorrow and refine them for commercial application. The Company conducts its work on advanced X-ray and optical lithography, new medical products, micromachining, and other leading-edge product technologies at this location.

         JMAR was founded in 1987 and went public in 1990. Its common shares and warrants to purchase common shares trade on the NASDAQ National Market System under the symbols: JMAR and JMARW, respectively. The Company maintains its executive offices at 3956 Sorrento Valley Boulevard, San Diego, California 92121 and its telephone number is (619) 535-1706. Unless otherwise indicated, all references to the Company include the Company and its subsidiaries.

                                  THE OFFERING


 Securities Offered (1)  . . . . . . . . . . . . . . . . . . . . . .     2,055,477 Shares of Common Stock,
                                                                         $.01 par value.

 Common Stock outstanding prior to Offering (2)  . . . . . . . . . .     16,865,669 Shares

 Common Stock outstanding after the Offering  assuming issuance of all 628,814 shares underlying the warrants described in footnote (1)
 (2) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17,494,483 Shares

 Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . .     The securities offered hereby
                                                                         involve a high degree of risk.  See
                                                                         "Risk Factors" commencing on page
                                                                         5.
------------------------------------

(1) Includes 1,426,663 shares which are currently outstanding and 628,814 shares which are not outstanding and which are issuable upon exercise of outstanding warrants.

(2) Does not include shares of Common Stock subject to issuance upon exercise of outstanding options and warrants and upon conversion of outstanding convertible notes. See "Risk Factor" number 17.

                                  RISK FACTORS


THIS OFFERING INVOLVES SUBSTANTIAL INVESTMENT RISK AND SHARES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING AN INVESTMENT IN THE COMPANY AND ITS BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN.

    1. SIGNIFICANT LOSSES. The Company had revenues, excluding discontinued operations, of $5,241,596, $9,148,925, $10,821,025, $12,210,490 and $16,331,090
for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively, and incurred net losses of $4,923,602, $12,975,637 and $4,665,654 for the years ended December 31, 1992, 1993 and 1994, respectively, and net profits of $76,265 and $779,569 for the years ended December 31, 1995 and 1996, respectively. There can be no assurance that the Company will achieve significant revenues or profitable operations in the future.

    The Company completed a restructuring in 1994 in which it spun-off a division, which has been classified as a "discontinued" operation, plus it sold several other unprofitable product lines, which it has classified as "terminated" operations, the results of which are included in the above results. Excluding both "discontinued" and "terminated" operations the Company's revenues for the fiscal years 1992 through 1996 were approximately $2,328,000, $3,621,000, $7,782,000, $12,210,490, and $16,331,090, respectively.

    2. SIGNIFICANT CASH REQUIREMENTS. The Company's cash requirements have been and will continue to be significant. The Company's negative cash flow from operations for the years ended December 31, 1993, 1994, 1995 and 1996 was $7,341,389, $3,065,334, $1,625,119 and $413,687, respectively. In connection with the Company's acquisition of Cal ASIC, the Company loaned Cal ASIC $500,000 at the closing of the transaction and agreed to advance up to an additional $1,000,000 to Cal ASIC over an eighteen month period to be used by Cal ASIC for equipment purchases and working capital purposes. To the extent the Company requires additional financing, there can be no assurance that such future financings will be available to the Company on acceptable terms.

    3. SHARES ELIGIBLE FOR SALE. As of the date of this Prospectus, the Company had outstanding 16,865,669 shares of Common Stock of which (i) 16,665,669 shares are freely transferable without restriction or further registration under the Securities Act (including 1,426,663 covered by this Prospectus) and (ii) 200,000 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act. Under the recently amended Rule 144, if certain conditions are met, persons who are affiliates of the Company and persons who satisfy a one year "holding period" may sell within any three month period a number of shares which does not exceed the greater of one percent of the total number of shares outstanding or the average weekly trading volume of such shares during the four calendar weeks prior to such sale. After a two year holding period is satisfied, persons who are not "affiliates" of the Company are permitted to sell such shares without regard to these volume restrictions. "Affiliates" of the Company consist of all officers and directors of the Company and all holders of ten percent (10%) or more of the outstanding shares of Common Stock. Of the 16,665,669 shares which are freely transferable, 1,200,557 are owned by affiliates and are subject to the volume limitations of Rule 144.

     An additional 7,023,793 shares of Common Stock which are not issued and outstanding but which are issuable upon the exercise of warrants and options and the conversion of convertible notes are included in currently effective registration statements (of which 628,814 are covered by this Prospectus) and upon issuance will be freely transferable during the effectiveness of such registration statements or are issuable pursuant to warrants and convertible notes issued pursuant to Regulation S. Of the 7,023,793 shares of Common Stock issuable upon the exercise of warrants and options and the conversion of convertible notes, 739,121 are not currently exercisable.

    4. RECENT ACQUISITION. During May, 1996, the Company acquired California ASIC a quick turn, but as yet unprofitable, manufacturer of a special category of semiconductor chips. The Company believes that Cal ASIC fits well with the Company's current business activities and believes that the acquisition may improve the Company's profitability and sales volume at some point in 1997. The initial expense of integrating Cal ASIC into the Company and expanding its sales volume to profitable levels has produced losses at Cal ASIC and may continue to produce losses in the near term. Morever, despite plans for additional investment, there are no guarantees that the operations of Cal ASIC will ever achieve profitability. JMAR has performed what it believes is extensive due diligence on the markets, the technologies and the management of Cal ASIC using both its internal resources as well as several competent, independent outside consultancy groups. On the basis of the information obtained, the Company is optimistic regarding the potential future contribution of Cal ASIC to JMAR. However, there are many possible factors which could negatively impact the achievement of these expected future benefits, including: failure of the quick-turn gate array market to materialize as rapidly as forecast, emergence of new competitors, possible patent infringement claims, inability to attract and retain the additional qualified employees required to manufacture and sell the Cal ASIC products and services, failure of the manufacturing facilities to produce adequate quantities and quality of products within the required time frame at profitable cost levels, deterioration of the relationship between Cal ASIC and its base wafer suppliers, litigation from prior creditors or shareholders of Cal ASIC and the ability of the Company to raise the funds necessary to adequately finance the working capital needs and equipment purchase needs of Cal ASIC.

    5. GOVERNMENT REGULATION. The Company's JTC subsidiary is subject to regulation in connection with its government R&D contract work. In addition, JTC is subject to audit by the U.S. Government (the "Government") of its costs incurred under Government contracts and to safety audits by various Government agencies.

    6. POSSIBLE FLUCTUATIONS IN OPERATING RESULTS. The Company's operating results are likely to vary from period to period as a result of the Company's sales cycle and nonrecurring sales of a limited number of large laser and other manufacturing systems.

    7. LIMITED PRODUCT LINE; UNCERTAINTY OF MARKET ACCEPTANCE AND MARKET PENETRATION. The markets for certain of the Company's products may be saturated. There can be no assurance that the Company will achieve greater penetration in such markets. Achieving market acceptance for the Company's new and proposed products requires substantial marketing and sales efforts and the expenditure of significant funds to create customer awareness of and demand for the Company's products. There can be no assurance that recent or future additions to the Company's product lines will achieve market acceptance or result in significantly increased levels of revenues.

    8. RESEARCH AND DEVELOPMENT COSTS. The development of sophisticated laser and microelectronics manufacturing products is a lengthy and capital intensive process and is subject to unforeseen risks, delays, problems and costs. There can be no assurance that the Company will be able to successfully develop any additional products or enhance existing products, or that unanticipated technical or other problems will not occur which would result in delays in the Company's development program. Failure to complete development of a product on a timely basis could result in the complete loss of the funds committed by the Company to that product, which could be substantial.

    9. PRODUCT DEFECTS. Products as complex as the Company's may contain certain defects which from time to time become apparent subsequent to commercial use. Remedying such defects could require significant modifications at substantial costs to the Company.

    10. DEPENDENCE ON SUPPLIERS; NO ASSURANCE OF CONTINUOUS AND TIMELY PRODUCTION. The Company is dependent upon outside suppliers for components used in the manufacture of its products. Failure to maintain satisfactory agreements with suppliers could have a material adverse effect on the Company. There can be no assurance that in the future its current or alternative sources will be able to meet all of the Company's demands on a timely basis. Unavailability of parts or components used in the manufacture of its products could require the Company to re-engineer its products to accommodate available substitutions, which could increase costs to the Company or have a material adverse effect on manufacturing schedules, product performance and market acceptances.

    11. COMPETITION; POSSIBLE TECHNOLOGICAL OBSOLESCENCE. The markets for the Company's products are highly competitive and are characterized by rapid technological change and evolving industry standards. Development by others of new or improved products, processes or technologies may make the Company's products obsolete or less competitive. The ability of the Company to compete is dependent on the Company's ability to continually enhance and improve its products and to successfully develop and market new products. Many of the Company's competitors have greater financial, managerial and technical resources than the Company. There can be no assurance that the Company will successfully differentiate itself from its competitors, that the market will consider the Company's products to be superior to its competitors' products or that the Company will be able to adapt to evolving markets and technologies, develop new products or achieve and maintain technological advantages.

    12. PATENTS AND PROPRIETARY RIGHTS. The Company relies, to a significant extent, on patents, trade secrets and confidentiality agreements to protect its proprietary technology. There can be no assurance as to the breadth or degree of protection which existing or future patents, if any, may afford the Company, or that patents will not be circumvented or invalidated, or that the Company's products do not and will not infringe on patents or violate proprietary rights of others. In the event a patent infringement claim is asserted against the Company, or the Company is required to enforce its rights under an issued patent, the cost of such actions may be very high, whether or not the Company is successful. While the Company is unable to predict what such costs, if any, will be if the Company is obligated to pursue patent litigation, its ability to fund its operations and to pursue its business goals may be substantially impaired.

    13. RELIANCE ON FOREIGN SALES. The Company derives a portion of its revenues from foreign markets and expects to continue to be dependent upon such markets. Revenues from foreign markets were $1,801,440 and $3,405,448 for the years ended December 31, 1995 and 1996, respectively. As a result, the Company is subject to various risks inherent in foreign trade, including economic or political instability, shipping delays, fluctuations in foreign currency rates, custom duties and import quotas and other trade restrictions, all of which could have a significant impact on the Company's ability to deliver its products on a timely and competitive basis.

    14. GOVERNMENT BUDGET CONSTRAINTS. Certain of the Company's research and development activities are partially dependent on Government sponsorship, particularly by the U.S. Department of Defense ("DOD"). The DOD's overall budget is undergoing intense scrutiny and is subject to significant reduction as a result of current world events. This may result in fewer funds available for the contracts the Company is seeking from the DOD and could adversely affect the Company's ability to maintain a profitable R&D contract business.

    15. PRODUCT LIABILITY. The Company may be exposed to potential product liability claims arising out of the use of the Company's products. Although the Company currently maintains product liability insurance, there can be no assurance that such insurance will be sufficient to cover potential claims or that the present level of coverage will be available in the future at a reasonable cost. A partially or completely uninsured successful claim against the Company could have a material adverse affect on the Company.

    16. RELIANCE UPON KEY EMPLOYEES. The success of the Company is substantially dependent on the efforts of certain key personnel of the Company. The loss of such key personnel could adversely affect the Company's business and prospects. In such event, there can be no assurance that the Company would be able to employ qualified persons on terms favorable to the Company. In seeking qualified personnel, the Company will be required to compete with companies having greater financial and other resources than the Company. Since the future success of the Company is, in part, dependent upon its ability to retain or attract qualified personnel, the Company's failure to do so could have a materially adverse impact on the business of the Company.

    17. OUTSTANDING RIGHTS TO ACQUIRE COMMON STOCK. As of March 27, 1997, there were 7,973,523 shares of Common Stock subject to issuance upon exercise of outstanding options and warrants and upon conversion of outstanding convertible notes, including 628,814 shares of Common Stock offered hereby and 6,394,979 shares which are included in currently effective registration statements or are issuable under warrants and convertible notes issued pursuant to Regulation S. Included in the 7,973,523 shares are 5,314,818 shares which are either (i) not currently exercisable; (ii) exercisable or convertible at prices in excess of the market price of the Company's Common Stock on March 27, 1997 ($2.44); or (iii) are not included in currently effective registration statements or issuable under warrants and convertible notes issued pursuant to Regulation S such that these shares would not be freely tradeable upon issuance. Included in the 5,314,818 shares are 4,442,398 shares which are exercisable or convertible at prices of $3.00 or higher. To the extent that outstanding options and warrants are exercised prior to their expiration dates and other securities are converted, additional equity investment funds will be paid into the Company at the expense of dilution to the interests of the Company's stockholders. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants and other securities can be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such securities.

    18. NO DIVIDENDS. The Company has never paid cash dividends and intends, for the foreseeable future, to retain its earnings, if any, to finance its business. Future dividend policy will depend on the Company's earnings, capital requirements, financial condition, debt covenants and other factors considered relevant by the Company's Board of Directors.

    19.  UTILIZATION OF NET OPERATING LOSS CARRYFORWARD.    Realization of
future tax benefits from utilization of the Company's net operating loss carryforwards for income tax purposes is limited by changes in ownership in 1990, 1992 and 1993. In addition, the net operating losses of acquired companies are also subject to separate change of ownership limitations.

    20. AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK. The Company's Board of Directors is authorized to issue up to 5,000,000 shares of Preferred Stock. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of Preferred Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock. Holders of Preferred Stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of Preferred Stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of the Company without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock.

    21. NASDAQ-NMS MAINTENANCE REQUIREMENTS; POSSIBLE DELISTING OF SECURITIES FROM NASDAQ-NMS SYSTEM. The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the continued listing of a security on the NASDAQ National Market System ("NASDAQ-NMS"). Because the Company has had a net profit in the last two years, the current maintenance standards for continued listing of the Company's Common Stock on the NASDAQ-NMS require, among other things, that an issuer have net tangible assets of at least $1 million. As of December 31, 1996, the Company's net tangible assets were approximately $8,257,015. The NASDAQ has recently proposed changes to the NASDAQ listing requirements. Among other requirements, the proposed changes would require that NASDAQ companies have (i) net tangible assets of at least $4 million; and (ii) a minimum bid price of $1. There can be no assurance that the Company will satisfy the requirements for maintaining a NASDAQ-NMS listing in the future under the proposed new rules. If the Company's securities were excluded from NASDAQ-NMS, it could adversely affect the prices of such securities and the ability of holders to sell them.

    22. MARKET OVERHANG FROM THE WARRANTS; MARKET OVERHANG RESULTING FROM CERTAIN ANTI-DILUTION PROVISIONS. The exercise of the Company's outstanding warrants and options, or a substantial portion thereof, and sale of the shares issued upon exercise could adversely affect the market price of the Common Stock. In addition, the number of shares issuable upon exercise of the Underwriters' Warrants issued in the Company's 1993 public offering as well as the exercise price of the warrants underlying such Underwriters' Warrants, are subject to adjustment under certain circumstances, including the future issuance of shares by the Company at a price less than the current exercise prices of such warrants and options. The issuance of additional shares as a result of such anti-dilution provisions could also adversely affect the market price of the Common Stock. Of the Company's outstanding options, warrants and shares underlying convertible notes, 5,314,818 are either (i) not currently exercisable; (ii) exercisable or convertible at prices in excess of the market price of the Company's Common Stock on March 27, 1997 ($2.44); or (iii) not included in currently effective registration statements or issuable under warrants and convertible notes issued pursuant to Regulation S such that these shares would not be freely tradeable upon issuance. Included in the 5,314,818 shares are 4,442,398 shares which are exercisable or convertible at prices of $3.00 or higher.

                                USE OF PROCEEDS


    The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth as of March 27, 1997 certain information regarding the beneficial ownership of the Company's Common Stock by each of the Selling Shareholders. The footnotes which follow this table contain additional information regarding the nature of any position, office or other material relationship which the Selling Shareholders have had within the past three years with the Company and its affiliates. Except as otherwise noted, the persons shown in the table have sole voting and investment power with respect to the shares and are former shareholders of California ASIC, Inc. ("Cal ASIC").

                                                                             Number of     Percent of
                                    Number of                                Shares        Shares
                                    Shares of     Percent of                 Remaining     Outstanding
                                    Common        Shares of     Number of    if All        if All
                                    Stock         Common        Shares       Shares        Shares
                                    Beneficially  Stock         Being        Registered    Registered
Name and Address                    Owned         Outstanding   Registered   Are Sold      Are Sold
----------------------------------  ------------  ------------  ------------ -----------   ------------
Nancy D. Schwalbe (1)
13845 Alton Parkway
Irvine, CA 92618                    767,478       4.49%         767,478      0             0.00%

Edwin Barrowcliff (2)
13845 Alton Parkway
Irvine, CA 92618                    767,478       4.49%         767,478      0             0.00%

Sumner Saul and Fiby Saul (3)
Trustee for Sumner and
Fiby Saul Trust
1112 Maybrook Drive
Beverly Hills, CA 90210             323,588       1.89%          22,288      301,300       1.76%

Marvin and Leisa Sepe (4)
24701 Woodhill Street
Lake Forest, CA 92630               146,269       *             146,269      0             0.00%

The Dang Family Trust
2521 South King Road
San Jose, CA 95122                   50,928       *              50,928      0             0.00%

H.S. Hwang (5)
806 Terra Bella Drive
Milipitas, CA 95035                  47,300       *              47,300      0             0.00%

Robert C. Genesi (5)
5212 62nd Avenue South
St. Petersburg, FL 33715-2403        44,000       *              44,000      0             0.00%

John M. Embry and
Mary Schaefer JTWROS (6)
3940 Marine Avenue
Lawndale, CA 90260                   33,431       *              33,431      0             0.00%

Maria Fong and
Christopher Fong JTTEN
459 Geary Street
San Francisco, CA 94102              30,250       *              30,250      0             0.00%

Mona DuVernet
1334 Parkview, Suite #245
Manhattan Beach, CA 90266            26,841       *              26,841      0             0.00%

Herbert Chestler
107 Station Road
Great Neck, NY 11023-1720            19,250       *              19,250      0             0.00%
-------

* Less than one percent.

                                                                             Number of     Percent of
                                    Number of                                Shares        Shares
                                    Shares of     Percent of                 Remaining     Outstanding
                                    Common        Shares of     Number of    if All        if All
                                    Stock         Common        Shares       Shares        Shares
                                    Beneficially  Stock         Being        Registered    Registered
Name and Address                    Owned         Outstanding   Registered   Are Sold      Are Sold
----------------------------------  ----------    ------------  ------------ -----------   ------------
Thang Tran Dang, Thanh Thanh Dang
and Minh Trang Dang, Joint
Tenants
with right of Survivorship
2521 South King Road                15,279        *             15,279       0             0.00%
San Jose, CA 95122

Daniel Oliver
496 Hillcrest Drive
Leucadia, CA 92024                  13,752        *             13,752       0             0.00%

Ernst Uhlmann
Am Sonnenberg 6
CH-9507
Stettfurt, Switzerland              13,752        *             13,752       0             0.00%

Parkway Financial
15375 Barranca Parkway,
Ste. E-102                          13,070        *             13,070       0             0.00%
Irvine, CA 92718

Phillip Schwalbe
5603 Seashore
Newport Beach, CA 92712             12,100        *             12,100       0             0.00%

Maria Fong and
Abraham Fong JTTEN
459 Geary Street
San Francisco, CA 94102             11,001        *             11,001       0             0.00%

Bok Joo Woo
806 Terra Bella Drive
Milipitas, CA 95035                  5,501        *              5,501       0             0.00%

Jeffrey M. Gange
205 A 39th Street
Newport Beach, CA 92663              2,751        *              2,751       0             0.00%

Ray L. Hazelwood and
Amy Hazelwood JTTEN (7)
2391 Steven Drive
Corona, CA 91719                     2,200        *              2,200       0             0.00%

Gary Baldridge
25231 Paseo de Alicia, Ste. 105
Laguna Hills, CA 92653               1,541        *              1,541       0             0.00%

Brian Harkins
615 North Sepulveda Place
Placentia, CA 92670                  1,101        *              1,101       0             0.00%

Eugene Fitzgibbons
7 Via Adelia
San Clemente, CA 92672               1,101        *              1,101       0             0.00%

Khanh  Tran
119 Night Heron Lane
Aliso Viejo, CA 92656                1,101        *              1,101       0             0.00%V

______
* Less than one percent.

                                                                             Number of     Percent of
                                    Number of                                Shares        Shares
                                    Shares of     Percent of                 Remaining     Outstanding
                                    Common        Shares of     Number of    if All        if All
                                    Stock         Common        Shares       Shares        Shares
                                    Beneficially  Stock         Being        Registered    Registered
Name and Address                    Owned         Outstanding   Registered   Are Sold      Are Sold
----------------------------------  ----------    ------------  ------------ -----------   ------------
John Miele and Lillian Miele
JTWROS
55-09 Seabury Street                825           *             825          0             0.00%
Flushing, NY 11373-4425

Doris J. Shoner and
Marshall Shoner JTTEN
12244  Truro Avenue
Hawthorne, CA 90250                 825           *             825          0             0.00%

Benjamin Winter
c/o Paine Webber, Inc.
1000 Harbor Blvd.
Weehawken, NJ 07087                 660           *             660          0             0.00%

Vicki Carlson-Velasco
2813 East Diana  Avenue
Anaheim, CA 92806                   551           *             551          0             0.00%

Ron Abbate
205A 39th Street
Newport Beach, CA 95035             551           *             551          0             0.00%

Robert Rupert
3762 Colin Court
Decatur, IL 62526                   386           *             386          0             0.00%

Kathryn  Atkins
1901 Bryan Avenue
Tustin, CA 92680                    330           *             330          0             0.00%

Melvin E. Karlin
Bertha Karlin TTEESFBO
Karlin Family Trust
DTD 02/10/92
28302 Alava
Mission Viejo, CA 92692             330           *             330          0             0.00%

James Greer
1513 River Lane
Santa Ana, CA 92706                 275           *             275          0             0.00%

David L. Rupert
445 Kelly Court
Decatur, IL 62521                   221           *             221          0             0.00%

Jerry Tortoro
715 South Chantilly Street
Anaheim,  CA 92806                  221           *             221          0             0.00%

Frederick Hancock
c/o Philadep & Co.
1900 Market Street
Philadelphia, PA 19103-3595         165           *             165          0             0.00%

Dennis Hale, Jr.
7709  South Broadway
Los Angeles, CA 90003               132           *             132          0             0.00%
------

* Less than one percent.

                                                                             Number of     Percent of
                                    Number of                                Shares        Shares
                                    Shares of     Percent of                 Remaining     Outstanding
                                    Common        Shares of     Number of    if All        if All
                                    Stock         Common        Shares       Shares        Shares
                                    Beneficially  Stock         Being        Registered    Registered
Name and Address                    Owned         Outstanding   Registered   Are Sold      Are Sold
----------------------------------  -----------   ------------  ------------ -----------   ------------
Dennis Hale, Jr. Cust. for
Dennis Erwin Hale UCAUTMA
7709 South Broadway
Los Angeles, CA 90003               132           *             132          0             0.00%

Carl Tortoro
715 South Chantilly Street
Anaheim, CA 92806                    89           *              89          0             0.00%

Helen Barolini
86 Maple Avenue
Hastings on Hudson, NY 10706         12           *              12          0             0.00%

Kingdom Renewal & Empowerment,
Inc.
5260 Duelling Oaks                   9            *              9           0             0.00%
Memphis, TN 38116


(1) Includes 242,373 shares which are issuable upon exercise of currently exercisable warrants at an exercise price of $2.01 per share. Ms. Schwalbe is the Chief Operating Officer, Executive Vice President and Vice Chairman of the Board of Cal ASIC. The 525,105 shares which are outstanding are included in an escrow which limits the sale of such shares by the terms of the escrow and the 242,373 shares issuable upon exercise of the warrants are required to be deposited into the escrow upon issuance. The term of the escrow ends on December 31, 1998.

(2) Includes 242,373 shares which are issuable upon exercise of currently exercisable warrants at an exercise price of $2.01 per share. Mr. Barrowcliff is the President, Chief Executive Officer and a director of Cal ASIC. The 525,105 shares which are outstanding are included in an escrow which limits the sale of such shares by the terms of the escrow and the 242,373 shares issuable upon exercise of the warrants are required to be deposited into the escrow upon issuance. The term of the escrow ends on December 31, 1998.

(3) Includes (i) 225,000 shares which are issuable upon exercise of currently exercisable warrants at exercise prices ranging from $1.50 to $2.50 held by Mogador Partnership, of which Fiby Saul is a partner;
         (ii) 2,900 shares held in a Keogh plan for the benefit of Sumner Saul;
         (iii) 43,400 shares held in an Individual Retirement Account ("IRA") for the benefit of Sumner Saul; and (iv) 10,000 shares held in an IRA for the benefit of Fiby Saul.

(4) Includes 144,068 shares which are issuable upon exercise of currently exercisable warrants at an exercise price of $2.01 per share. Mr. Sepe is the General Manager and Executive Vice President of Cal ASIC and a director of the Company. Ms. Sepe is an employee of Cal ASIC.

(5)      Holder is a former director of Cal ASIC.

(6) Holder received the shares as a finder's fee in connection with the acquisition of Cal ASIC shares by the Company.

(7)      Ms. Hazelwood is an employee of Cal ASIC.

______
* Less than one percent.

                              PLAN OF DISTRIBUTION


         Following the date of this Prospectus, the Selling Shareholders will be able to sell shares covered hereunder from time to time in one or more transactions in the over-the-counter market at prices and on terms prevailing on the date of the sale or in negotiated transactions or otherwise. Of the 2,055,477 shares registered hereunder 1,534,956 are subject to an escrow and are restricted from being sold pursuant to the terms of the escrow until January 1, 1999. The remaining shares covered hereby may be sold by the Selling Shareholders from and after the date of this Prospectus, and the Company has not been advised when, or even whether, the Selling Shareholders intend to sell such shares.

         The Selling Shareholders may pay customary brokerage commissions on the sale transactions. The Selling Shareholders and the brokers and dealers through whom sales of the shares are made may be deemed "underwriters" within the meaning of the Act and any and all payments to brokers/dealers associated with a distribution may be considered to be underwriting compensation.
Pursuant to various agreements with a substantial number of Selling Shareholders, the Company has agreed to indemnify such Selling Shareholders against certain liabilities, including those arising under the Securities Act of 1933. If the Selling Shareholders should, collectively, engage a broker or dealer to sell a material portion of the Common Stock offered hereby, the Company may be required to file a post-effective amendment to this Registration Statement to show a change in the plan of distribution. The shares of Common Stock will be offered on a delayed or continuous basis pursuant to Rule 415 under the Act.

                                    EXPERTS

         The consolidated financial statements and schedules of the Company dated December 31, 1996 and 1995 and for the three years ended December 31, 1996 and the financial statements of California ASIC, Inc. as of December 31, 1995 and 1994 and for the years then ended incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The financial statements of California ASIC, Inc. as of December 31, 1993 and for the year then ended incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Corbin & Wertz, independent public accountants, to the extent and for the period indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                                 LEGAL MATTERS


         The legality of the Securities offered hereby is being passed upon for the Company by Parker, Milliken, Clark, O'Hara & Samuelian, Professional Corporation, Los Angeles, California.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered hereby.

         This Prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the shares of Common Stock offered hereby and to the Company, reference is made to the Registration

Statement, including the exhibits filed as a part thereof and the documents containing the information which is incorporated by reference herein. Copies of the Registration Statement and the exhibits thereto may be obtained as set forth on page 2 of this Prospectus.

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation to any person in any jurisdiction where such offer or solicitation would be unlawful. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. Neither delivery of this Prospectus nor any sales hereunder shall, under any circumstances, create an implication that there has been no change in the facts herein set forth since the date hereof.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemized statement of expenses of the Company in connection with the issuance and sale of the securities being registered:

Securities and Exchange Commission registration fee . . . . . . . . . . . .                        $1,501
Printing expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                         1,000
Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . . .                         5,000
Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . .                         5,000
Miscellaneous expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .                         1,499
             Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                       $14,000

         The amounts are estimated except for the registration fee. The Company has agreed to pay the above expenses of the Selling Stockholders in connection with the Offering.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article V of the Bylaws of the Company provides that directors, officers, employees and agents of the Company or a subsidiary of the Company shall be indemnified against liabilities incurred by them while acting in such capacities, including liabilities arising under the Securities Act, except to the extent prohibited by then applicable law. Article V also provides for the advance of expenses incurred in defending any proceeding prior to the final disposition thereof, except to the extent prohibited by then applicable law. The right of indemnification provided shall not be exclusive of any right the party may have by law, or under any agreement, insurance policy, vote of the Board of Directors or Stockholders or otherwise. The Company shall have the power to purchase and maintain insurance on behalf of any indemnifiable party against any liability asserted against or incurred by the indemnifiable party in such capacity.

         Section 145 of the Delaware General Corporation Law generally provides that indemnification will only be available where an officer or director can establish that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

         The Company maintains a director's and officer's liability insurance policy which indemnifies directors and officers for certain losses arising from a claim by reason of a wrongful act, as defined, under certain circumstances, in his capacity as a director or officer of the Company or any of its subsidiaries.

         See the last paragraph of Item 17, "Undertakings" which is incorporated by reference in response to this Item 15.

ITEM 16.  EXHIBITS


EXHIBIT
  NO.                                                  DESCRIPTION
---------                 ----------------------------------------------------------------------
4.1(1)           Form of Common Stock Certificate.

5.1              Opinion of Parker, Milliken, Clark, O'Hara & Samuelian, Professional Corporation.

23.1             Consent of Parker, Milliken, Clark, O'Hara & Samuelian, Professional Corporation is included in Exhibit 5.1 hereto.

23.2             Consent of Arthur Andersen LLP.

23.3             Consent of Corbin & Wertz.

24.1             Power of Attorney (see signature page in Part II of this Registration Statement).

______________________________________

(1) Incorporated by reference to the exhibit filed with the Company's Registration Statement on Form S-1 (No. 33-47390) filed on April 22, 1992 and amended November 23, 1992, January 11, 1993, January 27, 1993, February 9, 1993, February 11, 1993, February 12, 1993 and declared effective on February 16, 1993.

ITEM 17.     UNDERTAKINGS

The undersigned Company hereby undertakes:

             1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    (iii) To include any material information with respect to
             the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) if asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 28th day of March, 1997.

                                       JMAR INDUSTRIES, INC.

                                       By:   /s/ Dennis E. Valentine
                                          -----------------------------------
                                             Dennis E. Valentine,
                                             Chief Financial Officer


                               POWER OF ATTORNEY

We, the undersigned directors of JMAR Industries, Inc. and each of us, do hereby constitute and appoint John S. Martinez and Dennis E. Valentine, or any one of them, our true and lawful attorneys and agents, each with power of substitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorneys and agents, or any one of them may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on March 28, 1997, in the capacities indicated.

                Signature                         Title
                ---------                         -----
         /s/ JOHN S. MARTINEZ              Chairman of the Board,
-----------------------------------
         John S. Martinez                  Chief Executive Officer and Director

         /s/ DENNIS E. VALENTINE           Chief Financial Officer and Principal
-----------------------------------
         Dennis E. Valentine               Accounting Officer

         /s/ BARRY RESSLER                 Director
-----------------------------------
         Barry Ressler

         /s/ C. NEIL BEER                  Director
-----------------------------------
         C. Neil Beer

         /s/ JAMES H. BANISTER, JR.        Director
-----------------------------------
         James H. Banister, Jr.

         /s/ VERNON H. BLACKMAN            Director
-----------------------------------
         Vernon H. Blackman

         /s/ MARVIN W. SEPE                Director
-----------------------------------
         Marvin W. Sepe